Exhibit 99.1

Orexigen Therapeutics, Inc.

Empatic Phase 2b Results

Wednesday, September 30, 2009 8:30 AM ET

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Orexigen Therapeutics Empatic Phase 2 Results Conference Call. My name is Katina and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this presentation. (Operator Instructions).

I would now like to turn the presentation over to your host for today’s call, Mr. Mike Narachi, President and Chief Executive Officer. Please proceed.

Mike Narachi - Orexigen Therapeutics - President and CEO

Good morning and thanks for joining us to discuss the results of our Phase 2b trial for Empatic and the Company’s second late stage investigational combination drug for the treatment of obesity.

On the call with me today are Graham Cooper, our Chief Financial Officer, Eduardo Dunayevich, our Chief Medical Officer, and Mark Booth, our newly joined Chief Commercialization Officer, and Heather Turner, the Company’s General Counsel. We just issued a press release that provides top line results of this exciting study. The press release is available on our website and we have filed these slides on a Form 8-K.

Before we begin, I’d like to ask Heather Turner to cover the Safe Harbor statement.

Heather Turner - Orexigen Therapeutics - General Counsel

Thank you, Mike. Please note that all of the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call, the Company’s management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business.

These forward-looking statements are qualified in their entirety by the cautionary statements contained in today’s press release and the Company’s SEC filings. The content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, September 30th, 2009. Orexigen undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

Mike Narachi - Orexigen Therapeutics - President and CEO

Thank you, Heather. As many of you know, obesity is a global epidemic associated with serious comorbidities, including cardiovascular disease, diabetes and depression. And according to the CDC, it is the second leading cause of preventable death behind smoking.

Numerous studies have shown that if obese patients lose 5% or more of their body weight, they can significantly reduce the risk of diabetes, cardiovascular disease and other serious comorbidities. The annual medical burden of obesity in the United States has risen to about 10% of all medical spending and these costs have doubled in the last decade to $147 billion in 2008.

Given the serious health and economic consequences of obesity, there’s a clear need for new drug therapies to help obese patients reduce weight and improve overall health. Patients currently have behavioral and surgical options, but there’s a significant gap between the two. For the downstream comorbidities of hypertension, dyslipidemia and diabetes, there are over $100 billion spent on helpful pharmacotherapy annually but few useful treatments for obesity, the upstream condition driving these comorbidities.

The gap needs to be filled with useful tools, additional clinical evidence supporting the benefits of therapy and education of patients and prescribers. We believe Orexigen is well positioned to help fill this gap, as we are the only company with two late stage product candidates that can treat the diverse needs of obese patients.

We’re pleased to announce today positive results for the second of these two candidates, Empatic. In prefacing the discussion of these results, let me remind you that we’ve conducted two prior clinical trials of Empatic. The first was a small proof of concept trial that gave us confidence to move forward into dose ranging work. The second trial, which we refer to as ZB-201, examined six different dose ratios of Empatic, which enabled the selection of the two doses which we took forward into Phase 2b. This trial was ZB-202, the results of which we announced today.

I’m extremely pleased to report this morning that we achieved our primary goals for the trial. Empatic produced significantly greater weight loss than either of its constituent parts. Patients who completed the trial on the high dose achieved 9.9% weight loss after 24 weeks of therapy, with a clear trajectory of continued weight loss through that point. Adverse events and laboratory findings appeared to be consistent with the labeling for the individual components of Empatic. In short, we’re encouraged by the results and we intend to discuss with the FDA the plan for a Phase 3 program.

And I’ll now turn the call over to Eduardo to review the results in detail. At the conclusion of Eduardo’s comments, we’ll be happy to answer any questions you might have.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

Thanks, Mike. Before we get into the details of the trial results, let me provide you with the background on this trial, which is detailed on slide 3. The purpose of this trial, as Mike said, was to demonstrate the superiority of Empatic combination over its two constituents and placebo.

This was a 24-week trial that utilized a six-arm design with two doses of Empatic. One dose of Empatic, which we’re referring to as Empatic360, is comprised of 360 mg of both bupropion sustained release and zonisamide sustained release. The other dose is Empatic120, which is 360 mg of bupropion SR and 120 mg of zonisamide SR. Each Empatic group was studied against one dose of bupropion, the respective zonisamide monotherapy doses, and placebo.

We enrolled 729 patients across 20 sites in the US. We included a broad group of obese patients with BMIs in the 30 to 45 range, or a BMI of 27 to 45 for patients with controlled hypertension or dyslipidemia. All subjects were counseled to follow a moderate diet and exercise program during the trial.

Turning to slide 4, in terms of study size and disposition, we had approximately 90 patients per treatment arm except for zonisamide 360 and Empatic360 where we included approximately 180 patients per arm. We used a larger sample size for these two groups in order to have greater statistical power in the comparison between these two treatment groups as well as comparing against the bupropion monotherapy and placebo groups. Completion rates were in the 52% to 65% range, with placebo and Empatic dosage groups both at almost 60%.

As you can see on slide 5, the average patient in the trial was a 44-year-old white female with a BMI of approximately 36. This translated into a baseline body weight of approximately 100 kilos and hence, we can use kilograms and percentages almost interchangeably when we talk about efficacy. These baseline demographics are typical of weight loss trials and are generally consistent with the baseline measures of our earlier Phase 2 trials of Empatic as well as our Contrave Phase 3 clinical program.

The next slide shows the mean weight loss of Empatic120 and Empatic360 versus their individual components. As you can see, both dosages demonstrated significantly greater weight loss then the individual components. Mean weight loss for Empatic120 was 6.1% versus 1.4% for placebo, 2.3% for bupropion 360 and 3.2% for zonisamide 120. Mean weight loss for Empatic360 was more robust, with 7.5% weight loss from baseline versus 5.3% for zonisamide 360 and the previously mentioned changes for bupropion and placebo.

These comparisons were all highly statistically significant, with the P less than 0.001 level. Thus, we believe we have satisfied the requirement for combination products by demonstrating that the efficacy of the Empatic combination exceeds its individual components and is numerically more than additive on a placebo corrected basis.

Slide 7 puts the efficacy results into context for the FDA guidance for weight loss products. As a reminder, the FDA provides response for two ways to demonstrate efficacy — a categorical response where at least 35% of patients on drug lose 5% of their body weight and that the proportion is double placebo, or a 5% placebo-corrected weight loss.

While this was only a 24-week Phase 2b trial, the weight loss seen with Empatic exceeded the efficacy benchmarks set by the FDA for longer duration Phase 3 trials. Specifically, on the left panel you can see that far more than 35% of the patients on each Empatic dosage group lost at least 5% of their body weight and this proportion was more than double the placebo rate.

In fact, the proportion for Empatic patients was about three to four times the proportion for placebo patients. On the right panel, both Empatic groups lost significantly more weight than placebo. The difference was 6.1% for the high dose and 4.7% for the low dose group.

Slide 8 illustrates that both Empatic doses appear to provide early and meaningful weight loss. In both the ITT and this observed case analysis, weight loss among the Empatic dosage groups separated statistically from placebo as early as week 4. The observed results in both groups indicate that at least 4% of body weight loss — 4% of body weight was lost by the 8-week point of the trial.

Of note, patients on Empatic360 lost 9.9% of their body weight through study completion. Perhaps more importantly, this trajectories continued downward through the end of the trial with no evidence of plateau. These results indicate that Empatic may cause additional weight loss in trials longer than 24 weeks.

On slide 9, we detail the categorical analysis for completers at the 5%, 10% and 15% cuts. As you can see, for patients who completed 24 weeks of therapy, the vast majority of patients on both doses of Empatic lost at least 5% of their body weight. Approximately 48% of the patients on Empatic360 lost at least 10% of their body weight, and 20% of these patients lost at least 15% of their body weight. Furthermore, the average weight loss for these patients is in the range of 30 to 40 pounds.

As Mike mentioned earlier, the most important goal of obesity treatment is to improve overall health. In slide 10, if obese patients lose 5% or more of their body weight they can significantly reduce their risk of diabetes, cardiovascular disease and other serious comorbidities.

Therefore, we were pleased that even in this 24-week study, we saw improvements compared to placebo in key markers of cardio metabolic risk such as waist circumference, triglycerides, fasting insulin, HOMA-IR, HS CRP and blood pressure. We expect that in longer trials, Empatic would have a greater opportunity to show substantial improvement in these types of secondary markers.

Shifting now to adverse events, slide 11 details the treatment emergent adverse event experience in this trial. The most common treatment emergent adverse events in patients on Empatic were headache, insomnia, nausea and constipation. Other reported events included dry mouth, nasopharyngitis, upper respiratory tract infection, fatigue, diarrhea and irritability. This list is similar to what we saw in our earlier Phase 2 trials and consistent with the well documented experience with the two constituents of Empatic.

Turning to slide 12, you can see that the overall discontinuation rate for patients on Empatic was in the 40% range, which was comparable to placebo. Approximately 23% to 25% of patients on Empatic discontinued the trial due to an adverse event. We observed a general result rate of discontinuations for any given reason, with the leading adverse events being insomnia, headache, hives, nausea and disturbance in attention.

Turning to slide — I’m sorry. Turning to safety, on slide 13, adverse events on laboratory findings appear to be consistent with the individual components of emphatic. There were no serious adverse events attributed by investigators to study drugs. Beyond the typical adverse event reporting, we also included in this trial instruments that were designed to assess areas of special interest.

Thus, we included the PHQ-9 depression scale, the GAD-7 anxiety scale, the Columbia Suicide Severity Rating scale, and two instruments designed specifically to examine cognitive function. I am pleased to report that there were no statistically or clinically significant differences between scores for Empatic and placebo patients on any of these measures.

With that, I will turn the call back over to Mike.

Mike Narachi - Orexigen Therapeutics - President and CEO

Thanks, Eduardo. We’re very excited about these results. We achieved the primary objective of the trial, which was to show the superiority of Empatic over its constituent parts. We saw clinically meaningful weight loss, with no apparent plateaus through six months of treatment, and both doses appeared to deliver substantial weight loss above the hurdle set by the FDA for Phase 3 trials.

Adverse events and laboratory findings looked consistent with the individual components of Empatic and there were no serious adverse events attributed by investigators to study drug. There were no statistically or clinically meaningful differences between Empatic and placebo on measures of cognitive function, depression, suicidality, or anxiety.

In demonstrating superior weight loss for Empatic over its individual components, we gained confidence for this novel patented combination as another exciting tool for the treatment of obesity. With these data in hand, we look forward to an end-of-Phase 2 meeting with the FDA and through that process will develop a game plan for Phase 3.

So with that, let me finish where we began. Obesity is a global epidemic and there is a high unmet need for better therapeutic options between diet and exercise on the one hand and surgery on the other. Obesity is the root cause of many significant comorbidities that are costing the system billions of dollars annually. To put it in perspective, an obese American on average spends 42% more in medical bills each year than a person of normal weight.

Obesity, however, is a complex disease and there’s not going to be a magic bullet. Drugs that would be appropriate for some patients may not be appropriate for others and, as a result, there’s a need for multiple new pharmacotherapy options. These data, in addition to the positive Phase 3 results for Contrave that we reported in July, affirm the strength of our obesity franchise to help fill the unmet medical needs.

We believe that there’s great value to our approach in developing combination therapies that offer different mechanisms to treat this complex disease. We expect that Contrave and Empatic may complement each other in terms of meeting the diverse needs of this patient population and uniquely position Orexigen to cover a broad range of the obesity market.

We also expect that partners will see a compelling opportunity to invest in an obesity franchise rather than a single product in partnering with Orexigen. We remain on track to submit an NDA to the FDA on Contrave in the first half of 2010. And in addition, based on the results today, we plan to prepare for an end-of-Phase 2 meeting with the FDA with these data with the goal of defining a Phase 3 plan.

With that, we’d be happy to take your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions).

Your first question comes from the line of Bill Tanner representing Lazard. Please proceed.

Bill Tanner - Lazard Capital Markets - Analyst

Thanks for taking the questions and congratulations on the data. Mike, if you could just speak a little bit maybe to sort of how you guys are thinking about the commercial positioning for Empatic. And I guess a couple of things, one is obviously with a Class C pregnancy warning for zonisamide, how you sort of see that having an impact potentially and what the utilization’s going to be. I mean, I know you did talk a little bit about — or Eduardo did about the flexibility of the dosing, how that might fit in.

And then, just secondly on — if you could speak to the weight loss by BMI. I mean, it seems like this might be a drug better for patients that might undergo bariatric surgery, yet the BMI is sort of on the lower end of what might be considered — candidates might be considered for that. So, just help us a little bit on that. Thanks.

Mike Narachi - Orexigen Therapeutics - President and CEO

Yes, maybe we’ll take the last question first, if you don’t mind, Bill, and then we’ll move over to the commercial question.

Bill Tanner - Lazard Capital Markets - Analyst

Sure.

Mike Narachi - Orexigen Therapeutics - President and CEO

So, it’s true that in this trial for this potent weight loss combination, we studied the broad range of obesity patients, much like with Contrave. And as we think about how to take this forward into Phase 3, we’ll be considering various trial designs and where precisely to aim Empatic.

But most importantly, the Phase 3 program will help better define the overall risk benefit profile. And that in itself could help determine where to put the combination. But as you indicate, we have been contemplating aiming this at perhaps a more seriously obese patient, not necessarily only on BMI but also in terms of risk factors in patients that may be more at risk.

And then as you also indicated, a drug that has a pregnancy warning, we expect drugs with anticonvulsants in the combination, because of their known side effects on pregnancy, to probably carry a fairly strict pregnancy warning. And we don’t recommend that drugs like these be used in women that are seeking to have children or have babies while on the therapy. So, we would expect that it may not be as desirable to use a combination that has an anticonvulsant in it if you are a woman of childbearing age.

And maybe with that, that’s a good lead-in to where we see some of the positioning going on. I’ll let Mark Booth answer that question on broad terms.

Mark Booth - Orexigen Therapeutics - Chief Commercialization Officer

Sure. Thanks, Mike. From a commercial perspective, we’re very excited about Empatic because based on the data, it appears Empatic causes early and meaningful weight loss. We also continue to believe that Contrave is very well positioned for first-line use based on its risk benefit profile. And Empatic is going to be able to be positioned in a very complementary way.

Let me give you a couple of examples of that. Patients completing this 24 weeks on Empatic360 lost almost 10% of their body weight and there was no evidence of a plateau. So, while we need to characterize Empatic’s efficacy over longer trials, it may very well be that Empatic is a more appropriate drug for higher risk patients with a higher BMI and a higher risk to comorbidities.

Now, as Mike mentioned, approximately 75% of the people who currently seek treatment for obesity are women. And we’d expect that any weight loss combinations that use anticonvulsants are going to carry pregnancy warnings that would make them less desirable for first-line use in women of childbearing age. So, this is a market that would be very well suited for Contrave.

So, we see Contrave as first-line and we see a very robust market opportunity for Empatic given its profile, especially when you consider that obesity is such a diverse market. And much like markets like hypertension, dyslipidemia and antidepressants, it’s a market where multiple drugs are going to be needed, as many patients might not respond to a drug, may have issues tolerating a drug or may have plateaued on a drug and are seeking additional weight loss.

So to summarize, we see opportunities to position Contrave and Empatic in a very complementary manner. And we’re strategically positioned to shape this market as we’re the only company with two late stage products with different mechanisms of action.

Bill Tanner - Lazard Capital Markets - Analyst

Okay, thanks very much.

Operator

Your next question comes from the line of Corey Davis representing Jefferies. Please proceed.

Corey Davis - Jefferies & Co. - Analyst

Thanks very much. A couple of questions. The first one I’ll just ask kind of open-ended. Was there anything that came out of this trial that was surprising or unexpected to you, either on the positive or the negative side?

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

Hi, Cory. This is Eduardo Dunayevich here. Actually, no. We thought that the results of the study, both on the efficacy, on the safety side, were very consistent with our experience with Empatic on our two previous trials as well as with the findings that are recorded in the labels for bupropion and zonisamide, the individual constituents of Empatic.

Mark Booth - Orexigen Therapeutics - Chief Commercialization Officer

Maybe I’ll add to that. The primary goal of the trial was to demonstrate the superiority or the effectiveness of the combination versus the individual components. And we achieved that goal. But our expectation going in was that the efficacy on the monotherapies when combined would be slightly — about additive or maybe even a little bit less than additive but clearly superior to the monotherapies.

And we were pleasantly surprised that the combination was actually additive or even slightly more than additive versus the monotherapies, particularly if we subtract placebo from all three. And so, this just gives us great confidence that we crossed that hurdle where the FDA asked for combination products to demonstrate effectiveness of the combination over the individual components that came out.

Corey Davis - Jefferies & Co. - Analyst

Yes. That’s a great point. Second question would be just in considering this weight loss plateau, I think it’s slide 8, and what a 12-month trial would look like. Correct me if I’m wrong, but this is the observed case analysis. So, what happens if you look at that under ITT analysis? Is it as compelling evidence that the weight loss is going to continue?

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

We — if you look at the linear plots on an ITT basis, you would also observe a downward trajectory of weight loss, even at the week 24 endpoint. Between weeks 20 and 24 were still losing a fair bit of weight, no matter which way you looked at the data.

Mark Booth - Orexigen Therapeutics - Chief Commercialization Officer

But a statement of no plateau in weight loss would still be true on the ITT basis. And the slope is a little bit less but there’s no change in slope, there’s no flattening of the curve.

Corey Davis - Jefferies & Co. - Analyst

Okay. And last question would be on the dropout rate. Maybe it’s unfair to criticize a 25% dropout rate. Actually it looks pretty good, I would assume, for these kind of trials. But are there things you can envision doing, changes to titration or whatever you can imagine, that you can change or tweak in the Phase 3 protocol that could improve that even further? And then, part B would be did most of those dropouts occur early in the study?

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

Well, good questions all. Actually, we were very pleased with the retention rate that we saw in the trial. They’re very consistent what you see in obesity clinical trials. They were comparable between drug and placebo. So, we are pleased with the results of this study. Having said that, yes, there are always things that you learn from the clinical trials and things that you could do differently in future trials to try to maximize retention rates. So, that’s something that we’ll be looking at carefully as we plan our Phase 3 program.

Corey Davis - Jefferies & Co. - Analyst

But nothing specifically you want to tell us about right now?

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

No. I think that’s something we’ll probably need to continue to look at.

Corey Davis - Jefferies & Co. - Analyst

Okay.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

The other question that you asked me was in terms of when the adverse events were occurring. And as you pointed out, the adverse events indeed were occurring typically early in course of treatment. And it’s very consistent. You tend to see this across different components — I’m sorry, different obesity treatments in which usually you see the discontinuations or the adverse events happening as you initiate therapy and then eventually patients settle down in therapy.

Mike Narachi - Orexigen Therapeutics - President and CEO

One of the things with both Contrave and Empatic that we see is these early discontinuations from mostly during the starting dose period or the titration period. And we employed in all of our trials to date the first study visit after baseline and randomization is at one month.

So one example, and I’m not saying that we would change our study designs for the future, but one example would be to have study visit at the two-week time point so that you can do more checking and kind of help patients. You can’t do much coaching or give them much information in a blinded trial setting, unlike a commercial setting where you can really help patients through that first month of titration therapy. But in the clinical trial settings, maybe an additional study visit in that first month would be very helpful in maintaining retention through the starting dose period.

Corey Davis - Jefferies & Co. - Analyst

Yes. Great thought. Thanks, Mike and Eduardo. Nice data.

Mike Narachi - Orexigen Therapeutics - President and CEO

Thank you.

Operator

The next question comes from the line of Charles Duncan representing JMP Securities. Please proceed.

Charles Duncan - JMP Securities - Analyst

Good morning, guys. I wanted to offer my congratulations on some pretty nice data for your second drug in development for this indication.

Mike Narachi - Orexigen Therapeutics - President and CEO

Thank you.

Charles Duncan - JMP Securities - Analyst

My question is regarding — it looks like the overall — obviously the efficacy good and the overall safety profile is very good, especially with regard to some of the big concerns. But there was a slight difference numerically in terms of upper respiratory tract infections. Do you see that as real or random? And how would you propose to show that in the next study?

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

Charles, good question. As you know, this is a small data set. We’re talking about —

Charles Duncan - JMP Securities - Analyst

Yes.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

— Phase 2 trial in which a couple of patients here or there can inflate your percentages. I think that you have to take those kinds of findings with some caution. We of course would want to establish the safety and tolerability profile of Empatic further in much larger trials, in Phase 3 trials. I — we here have not thought of any different small numerical differences like the ones that you’re pointing out to as something that causes any — causes us any great concern at this time.

Charles Duncan - JMP Securities - Analyst

Okay, that’s what I thought but I had to ask. The other question that I had is perhaps one for Mike. If you think about this as good news/bad news, good news is you have more drugs than others, the bad news is you have to fund the development of them. So, as — and I know you haven’t gone to the FDA, but as you look at this Phase 3 program, do you anticipate it to be similar in terms of scope to that of Contrave as well in terms of number of patients and costs or is there perhaps a less capital intensive way that you can envision getting this drug over the goal line?

Mike Narachi - Orexigen Therapeutics - President and CEO

I would definitely consider that since the FDA set so many clear milestones and benchmarks, one of them is the number of exposures that you would need in one-year trials. And so, I would consider the program to be roughly the same size, 4,500, 5,000 patients in a Phase 3 program.

With that said, it’s, as you said, the good news/bad news. We look at it as all good news. The resourcing of a Phase 3 program, since it’s a serious commitment, would depend on several factors, none the least of which would be the status of partnership discussions by the time we’re ready to commence the Phase 3 trial. In addition to that, we’d have to look at our resources. We’ve got many choices for resource utilization and which ones contribute the most value to the Company and getting ready for the Contrave commercialization as well as moving Empatic along.

And some of that’ll depend exactly on the design of our Phase 3 program, whether or not that program should be commenced all simultaneously or whether or not a single trial could add tremendous value to the overall portfolio before commencing the remainder of the trial. So, I just want to make sure you understand there could be several options that build a lot of value for Orexigen and its shareowners and we’ll be considering all of those.

Charles Duncan - JMP Securities - Analyst

Absolutely. My final question is you mentioned specifically the franchise value or the value of having multiple products — product candidates versus a single drug. Is that comment a result of the way — is that positioning or is it a result of feedback that you’ve gotten from potential ongoing discussions with potential partners?

Mike Narachi - Orexigen Therapeutics - President and CEO

Well, we just — I can’t comment on the status of any discussions with partners for obvious reasons. But this is a strategic bet for big pharma to make. So, I think a perspective to share would be if you’re already in the market and you’re selling important therapies for any of the downstream comorbidities like dyslipidemia, hypertension, diabetes, to make a bet that you want to now participate in the upstream largest unmet need category out there wouldn’t be, I don’t think, a bet that anybody would take lightly, particularly with a late stage product.

It’d probably be a commitment you want to make to the space. Not only the obesity space, but also how it links with the downstream comorbidities. And so, to make that bet having more than one candidate and maybe a candidate that has the possibility like Contrave for several additional important indications, that’s why we call it a franchise. And with Orexigen, a partner could make a franchise bet. It would be a great starting position in a long term franchise where you wanted to make a major impact. And what we think could be the next big pharmacotherapy category.

Charles Duncan - JMP Securities - Analyst

Given that you showed efficacy that was beyond the individual components, can that have an influence on your IP strategy, perhaps even driving to a composition of matter?

Mike Narachi - Orexigen Therapeutics - President and CEO

I’ll let Heather Turner, our General Counsel, answer the IP question.

Heather Turner - Orexigen Therapeutics - General Counsel

From an IP perspective, we already have a composition of matter and a methods of use patent on the Empatic compound. And we have additional patent applications pending on other types of formulations, dosages, titration, that sort of thing. And in addition, we have an issued patent on the zonisamide monotherapy for the treatment of obesity as well. So, our patent portfolio with respect to Empatic is in pretty good shape at this point.

Mike Narachi - Orexigen Therapeutics - President and CEO

And maybe your question goes to just exemplification. I think this just exemplifies what was contemplated in the patent and obviously that can help. The most useful thing from that observation is the FDA guidance on combination products asks for demonstration of effectiveness over the individual components. And when you have at least additivity, or even more than additivity, I think that that becomes clear that you’ve demonstrated it.

Charles Duncan - JMP Securities - Analyst

Makes sense. Thanks a ton for the added color. Congratulations on the results.

Mike Narachi - Orexigen Therapeutics - President and CEO

Thank you.

Operator

The next question comes from the line of Adam Cutler representing Canaccord Adams. Please proceed.

Adam Cutler - Canaccord Adams - Analyst

Hi. Thanks for taking the question. Wondering if you could talk a little bit about the tradeoff between safety and efficacy and any color that you’ve gleaned from your conversations with the FDA. I mean, in this case, you got what you had been telling folks that you were expecting and what I think all of us expected based on the earlier studies of Empatic and that the efficacy looks to be greater than what you’ve seen with Contrave but the side effect burden looks greater as well.

So, maybe just a little bit of color on any insights you gleaned from the FDA or on where the — sort of where the bar is in terms of that tradeoff and what level of side effect burden you think is acceptable)

Mike Narachi - Orexigen Therapeutics - President and CEO

Yes, sure and I think you’re questions are spot-on with the positioning comments that Mark Booth made earlier. The FDA discussions were held obviously prior to the start of this program and the next discussion will be end of Phase 2. But if you look at the package inserts, we’ve got bupropion again, which we’ve all seen in Contrave and we have great experience and over 40 million chronic scripts have been written for bupropion. So, we have a lot of confidence in the safety profile there and we’ve already completed our Phase 3 program for Contrave where that’s one of the components of Contrave.

So, now we have that here in Empatic, so we’re not talking about that. I assume what we’re talking about are the risks of the anticonvulsants that have been deployed now in two late stage obesity candidates. And when you read through the package inserts for the anticonvulsants, you’re absolutely right, there are things that have been observed either in clinical trials or in post-marketing observations that give one concern. That’s why Orexigen spent a great deal of time working on the doses in Phase 2 prior to getting into the Phase 2b trial.

And we feel really confident that titration of some of the dose dependent effects versus the efficacy. So, that’s one point to consider. I think the best example of one of the risks of the anticonvulsants is the pregnancy warning. And so, if you read the package inserts for both of the anticonvulsants that are currently in combinations in development, there’s clear evidence of a risk for pregnancy. And then, in our discussions with the FDA, this was highlighted.

That’s why we come out with a statement as we said today, that we expect there to be strict pregnancy warnings in a package insert for drugs that would be successful and approved as obesity treatments that deploy anticonvulsants. So, that’s just one example of the heightened risk. Therefore, aiming this at the appropriate population of perhaps, obviously, men or women that are not seeking to get pregnant or perhaps not of childbearing potential.

But this doesn’t give us a lot of concern because there’s so much unmet medical need. And for the examples that Mark elucidated earlier, Empatic can fill that need. We still see Contrave clearly as the front-line choice for the majority of patients.

And then for Empatic to come in for, say, someone who’s got a much greater risk of a comorbidity or a cardiovascular event or a diabetes related event or is seriously considering a risky surgery or maybe somebody who has not responded well to another therapy or the weight loss has plateaued and they want to add additional weight loss or somebody that may have tolerability issues on one of the other products.

The most important thing is the Phase 3 program will elucidate much better the overall profile on some of these adverse events or safety issues that are indicated in the package insert. So, until we complete that program, we won’t have a full picture of the profile.

Adam Cutler - Canaccord Adams - Analyst

Okay. Thanks a lot.

Operator

Your next question comes from the line of Elemer Piros representing Rodman. Please proceed.

Elemer Piros - Rodman & Renshaw - Analyst

Yes, good morning. Mike, would you — have you made a decision on which dose to take into Phase 3?

Mike Narachi - Orexigen Therapeutics - President and CEO

Looks like both of the doses achieved their goals, both on safety, tolerability and efficacy and they both crossed the hurdles that are set for Phase 3 trials. And so, much like Contrave, we think both doses look good and could provide dosing flexibility and we haven’t made a decision. We’ll discuss that with the FDA. But they both look like great candidates.

Elemer Piros - Rodman & Renshaw - Analyst

And the second question is you talked about that the combination is more than additive when you compare it to its components. Would you please recite the raw data supporting that statement?

Mike Narachi - Orexigen Therapeutics - President and CEO

Yes, sure. Maybe I’ll let Eduardo tee it up here.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

Yes. So, if you look at the placebo effect in this study, you see that the placebo treated patients lost 1.4% of their body weight. And so, you have to subtract that from the effect of the active treatments to be able to determine what the active drug effect was. For example, if you look at bupropion, you would see that the placebo subtracted effect was 0.9%. And for example, for the Empatic120 dose, the placebo subtracted effect was 4.7%. And it was 1.8% for the zonisamide 120.

So, if you add them up, you will see that the addition of the bupropion and zonisamide placebo subtracted effect is less than the placebo subtracted effect for the combination. So, that’s the calculation that we’re doing when we’re doing the placebo subtracted additive effect to determine that, indeed, it appears that the effect may have been greater than just additive.

Elemer Piros - Rodman & Renshaw - Analyst

And it’s — the same is true for the 360 mg dose?

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

That’s right, that’s right. It’s more pronounced for the Empatic120, but it’s also observed in the Empatic360.

Elemer Piros - Rodman & Renshaw - Analyst

Because what I see there is if you look at the 360, if you add up the un-subtracted numbers, you get 2.3% for bupropion and 5.3% for zonisamide. That would give us maybe 7.6%. That seems to be higher than the combination of 7.5%, isn’t it?

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

That’s right. So, you get almost the same number, 7.6% versus 7.5%. But if you do the placebo — if you take the placebo subtracted approach, then you will see that actually it’s more — it appears to be more than additive, at least on a numerical basis.

Mike Narachi - Orexigen Therapeutics - President and CEO

Just to be clear, Elemer, this is — this was kind of an upside surprise for us. The — clearly, with Contrave, we show a synergy because there is no weight loss effect when you placebo subtract with naltrexone. With the addition of naltrexone into bupropion showed a clear synergy. Here, we were not expecting that kind of synergy because we know both of the components produce weight loss. That was known already.

But we didn’t expect it to be at least wholly additive or more than additive because typically when you combine these things you may get a little bit less than additivity. But we were surprised, pleasantly, that we got at least additivity, and if you do the placebo subtraction, greater than additivity.

Elemer Piros - Rodman & Renshaw - Analyst

But there is — Mike, there is no regulatory requirement to be synergistic, is there?

Mike Narachi - Orexigen Therapeutics - President and CEO

No. The regulatory requirement appear — I mean, as you read the guidance, it’s not definitive with respect to hurdle numerically. It just shows demonstrated effectiveness of the combination over the individual components. And I would read that effectiveness to include safety. It would be the overall risk benefit of the combination versus the monotherapies.

Elemer Piros - Rodman & Renshaw - Analyst

Excellent. Congratulations on the excellent data. Thank you.

Mike Narachi - Orexigen Therapeutics - President and CEO

Thank you.

Operator

The next question comes from the line of Phil Nadeau representing Cowen & Company. Please proceed.

Phil Nadeau - Cowen & Co. - Analyst

Good morning. Thanks for taking my question. My question specifically on depression and suicidal ideation. Knowing the data that you showed this morning, there didn’t seem to be any trend towards increases in either. But zonisamide on its label does note relative large increases in depression and some increase in suicide when it’s used as a monotherapy.

So, wondering will the FDA make you do anything additional in Phase 3 in order to get a better read for that or do you think because you have bupropion on board and that’s obviously an antidepressant, the FDA would treat the combination as something that’s not likely to increase depression and suicidal ideation and so not make you jump through any special hoops in Phase 3?

Mike Narachi - Orexigen Therapeutics - President and CEO

Yes, I’ll take the broad and then I’ll turn it over to Eduardo, who’s our expert in this area. But clearly, these are areas of concern for any of the anticonvulsants and these things need to be studied very carefully in Phase 3 trials of large sample sizes with lots of different tools to assess the risk. And this will be something that will be ongoing in Phase 3 trials and in post-marketing surveillance.

So, I think that that’s an important point and I’ll let Eduardo speak to the specifics there.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

Right. And your point is an interesting one in which — in that combining zonisamide and bupropion may yield a somewhat different profile than what you have with zonisamide alone and that’s yet to be established. Having said that, in this clinical trial we really saw no evidence of a treatment effect on depression or suicidal ideation measures.

And so, at this stage, we feel we’re pleased to see these results. And we think that we could move into a Phase 3 program using the same kind of monitoring that FDA has required for ourselves as well as for other sponsors of centrally acting obesity agents. I think at the end of the day, this will continue to be an area that will have to be monitored carefully, both for Empatic and probably for any other centrally acting obesity drug candidate.

Phil Nadeau - Cowen & Co. - Analyst

Great. And do you have any sense from your preliminary conversations with the FDA what their list tolerance is for increases in depression and suicidal ideation in an obesity candidate? I guess we have one data point already and it suggests that they don’t have much risk tolerance. But I’m wondering if you have a better idea.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

I think we have the same data point that you do. And I think it sort of speaks for itself. We certainly know that this desensitivity has not abated and that the agency in fact has tightened the inclusion criteria for obesity clinical trials in terms of what kinds of patients they find acceptable in terms of their previous psychiatric history and particularly history of depression and suicidality.

Mike Narachi - Orexigen Therapeutics - President and CEO

I’ll just add one important point, having very carefully read and reread many of the documents that came out of the advisory panel for the data point that we’re talking about with cannabinoid receptor antagonists that went before the FDA. What’s striking in the documents is not only their concern over what they did see, but also their concern over what they didn’t know because of the fact that it was a new chemical entity and they didn’t have much experience despite thousands of patients in clinical trials given the population the product may be useful for.

And so, that’s one of the reasons that the scientific founders started with drugs that already had a track record so that at least the safety experience that was known there could be levered into any risk benefit discussion. I just wanted to point that out.

Phil Nadeau - Cowen & Co. - Analyst

Yes, that’s very interesting. Thank you.

Operator

Your next question comes from the line of Joshua Schimmer representing Leerink Swann. Please proceed.

Joshua Schimmer - Leerink Swann - Analyst

Hey, thanks for taking the question and congratulations on the data. Just wondering whether you have plans to evaluate either Contrave or Empatic in combination with phentermine and what the downside of doing so might be?

Mike Narachi - Orexigen Therapeutics - President and CEO

Yes, we don’t have any short term plans to evaluating it with phentermine. The — we’ve got so many sort of high value options to resource right now just in commercializing Contrave and moving Empatic alone along. If additional combinations or different schemes where is one drug better for maintenance therapy in the second or third year of weight loss, those kinds of questions or additional combinations would come after that.

Joshua Schimmer - Leerink Swann - Analyst

What are you expecting the cost of the Contrave Phase 3 trials to be?

Mike Narachi - Orexigen Therapeutics - President and CEO

The Contrave — the Empatic — the future Phase 3?

Joshua Schimmer - Leerink Swann - Analyst

I’m sorry, the Empatic Phase 3.

Mike Narachi - Orexigen Therapeutics - President and CEO

I’ll let Eduardo address that question.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

So, your question is how much does it typically cost to run a Phase 3 program. I’m afraid it depends because, for example, if you were in a situation where you had to do echocardiograms on every patient on a number of opportunities, your clinical trial cost would probably go up.

And so, it will depend on what kinds of requirements the agency has, in addition to what other studies you may have to do, like clinical pharmacology studies or any other special studies. So, it’s a bit difficult to speculate. It’s usually a big number. I mean, you’re talking about somewhere north of $75 million. But it really is very dependent on the compound that you may be studying and the kinds of studies you may have to do.

Joshua Schimmer - Leerink Swann - Analyst

But what was the cost of the Contrave Phase 3 trials and would Empatic be more or less than that?

Mike Narachi - Orexigen Therapeutics - President and CEO

It was about $100 million. And as Eduardo said, it’s a little hard to speculate as to whether Empatic would be more or less than that. But that’s probably a good round number to be thinking about.

Joshua Schimmer - Leerink Swann - Analyst

Okay, great. Thanks.

Operator

Gentlemen, your final question comes as a follow-up from the line of Corey Davis representing Jefferies. Please proceed.

Corey Davis - Jefferies & Co. - Analyst

Thanks very much. Just to go back to, I think it’s slide 13, and the depression stuff because obviously the FDA is going to look at this stuff. And the first question is how rigorous were the assessments to be able to conclude that the differences weren’t clinically significant? Because you can imagine that the event count for each of those is so low with the patient numbers that other people may disagree that you can conclude anything about that.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

Well, Cory, I think that you make a good point in that at the end of the day, the safety profile of Empatic has to be established in larger trials. Right now, we have low counts and so, it is a bit difficult to figure out. I can tell you that the incidence of counts on the Columbia suicide rating scale was similar between drug and placebo-treated patients. And so, we really see no difference across treatment groups.

But again, I think that this is something that we’ll have to continue to monitor carefully and that we still need to get a sort of more definitive answer. You can’t really run very far when you have done studies only in a few hundred patients or so.

Corey Davis - Jefferies & Co. - Analyst

Sure. Fair enough. At least you can say that there’s certainly no signal right now.

Mike Narachi - Orexigen Therapeutics - President and CEO

Yes. (inaudible) —

Corey Davis - Jefferies & Co. - Analyst

And last question —

Mike Narachi - Orexigen Therapeutics - President and CEO

— signal now. And phase — we’re trying to disclose anything that we’ve seen or things that — it’s like the exact scales that we’ve used and what the overall results were. And when the Phase 3 program’s completed, obviously that’s a time to tell you exactly what we saw with larger sample sizes so that the community, the investment community can understand exactly what we’ve seen as we move through the regulatory process.

Corey Davis - Jefferies & Co. - Analyst

Last question in terms of the urgency for you to publish or present this data. Is this something that there’s not a sense of urgency because it would maybe perhaps not be worth the tradeoff of revealing things from a competitive standpoint or do you just want to get this out there in the medical community as soon as possible?

Mike Narachi - Orexigen Therapeutics - President and CEO

Yes, we don’t see anything stopping us. I think getting it out there in the medical community as soon as possible would be the best choice.

Eduardo Dunayevich - Orexigen Therapeutics - Chief Medical Officer

I think that, Corey, perhaps part of your question has to do with the timing of this release relative to the Contrave program. Is that what you’re asking us about?

Corey Davis - Jefferies & Co. - Analyst

No, not really. I’m just trying to find out when the Street is going to see the full details presented in a medical forum. That’s all.

Mike Narachi - Orexigen Therapeutics - President and CEO

The most likely next forum would be at ADA since the next big US forum at the Obesity Society, the abstract deadline has long since passed for that. So, having just unblinded these results and looked at them in the last week or so, this — the next opportunity for publication would be at ADA.

Corey Davis - Jefferies & Co. - Analyst

Right. Great. Congrats again, everybody.

Operator

Ladies and gentlemen, this concludes all the time we have for questions on today. Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.